Exhibit 16.1
                  [Letterhead of Carlin, Charin, & Rosen, LLP.]

December  10,  2004


Thomas  Murphy
Chair  of  Audit  Committee
LocatePLUS  Holdings  Corporation
100  Cummings  Center,  Suite  235  M
Beverly,  MA  01915

Dear  Tom:

Each year, Carlin, Charron & Rosen LLP (CCR) undergoes a formal process, common among CPA firms, of evaluating whether to provide future services to clients it has serviced in prior years. We have made such an examination with respect to the prospective audit of LocatePLUS Holdings Corporation ("LPHC") for the fiscal year ending December 31, 2004, and we have decided not to undertake that audit engagement. Accordingly, I am writing to provide you with notice that, effective as of the date of this letter, CCR is resigning as auditor for LPHC.

We have reached this decision reluctantly, after voicing concerns about the timeliness of information we receive and about the reliability of certain representations of your company's management. We are not, however, able to reach a definitive conclusion at this time that any prior representations of management were inaccurate. If we were continuing as your auditor, we would increase our level of testing in future audits in such areas as (a) the existence and realization of certain assets; (b) whether any assets have been pledged and not disclosed as such; (c) the existence of unrecorded liabilities; and (d) subsidiary operations. This list is not intended to he all inclusive as other areas might be identified in the normal course of an audit.

You should take steps to retain a new audit firm and share our concerns with them. In addition, we have advised you of the urgency required in addressing
Sarbanes  Oxley  Act  of  2002  Section  404  requirements.

We will cooperate with your new auditors in an orderly transition process. To facilitate that process, please send us a letter authorizing us to make disclosures to your new accountants. Without such a letter, we are ethically prohibited from communicating with others regarding your company's affairs.

We  look forward to helping you make a smooth transition with your new auditors.

Very  truly  yours,

/s/  Cassandra  A.  Camp,  CPA
Audit  Partner